EXHIBIT 10.1

Summary of Key Terms of Compensation Arrangement for James R. Murdoch

The summary below provides information about the key elements of the compensation arrangement for Mr. James R. Murdoch, Chairman and Chief Executive, Europe and Asia of News Corporation.

The elements of Mr. J.R. Murdoch’s compensation is as follows:

1.	A hiring bonus of 400,000 cash-settled restricted stock units (“RSUs”) vesting in three equal annual installments beginning January 1, 2009;

2.	A base salary of €2.3 million (approximately US$3.4 million) per annum;

3.	Eligibility to receive, on an annual basis, a discretionary cash bonus based on the performance of the operating divisions over which Mr. J.R. Murdoch has responsibility, with a target opportunity of 75% (and a maximum opportunity of 100%) of Mr. J.R. Murdoch’s base salary;

4.	Eligibility to receive, on an annual basis, a performance-based bonus of between $0 to $12.5 million in a particular fiscal year based upon the Company’s adjusted earnings per share (following the same methodology used for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer as more fully described in the Company’s Current Report on Form 8-K filed on August 3, 2005) to be paid in a combination of cash and cash-settled RSUs that will vest over a three-year period;

5.	Eligibility to participate in the Company’s 2005 Long-Term Incentive Plan, pursuant to which he may receive performance-based or discretionary equity awards; and

6.	Other benefits, including pension and retirement benefits, commensurate with executives of his level within the Company.